CUSIP No. 903447 10 0

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                            US TELESIS HOLDINGS, INC.
                            -------------------------
                                 Name of Issuer


                          Common Stock $.001 par value
                          ----------------------------
                          Title of Class of Securities



                                   903447 10 0
                                   -----------
                                  CUSIP Number


                                 August 1, 2003
              ----------------------------------------------------
              Date of Event which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]   Rule 13d-1(b)
         [X]   Rule 13d-1(c)
         [ ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 903447 10 0


--------------------------------------------------------------------------------
1. Name of Reporting Persons I.R.S. Identification Nos. of above persons (entities only)

         Nicholas C. Rigopulos
         Tax Identification Number

--------------------------------------------------------------------------------
2.       Check the Appropriate Box If a Member of a Group (See Instructions)
         (a) [ ]
         (b) [ ]

--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         USA

--------------------------------------------------------------------------------
               5.   Sole Voting Power NUMBER OF
                    1,406,125
   SHARES      -----------------------------------------------------------------
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY          NONE
    EACH       -----------------------------------------------------------------
  REPORTING    7.   Sole Dispositive Power
   PERSON           1,406,125
    WITH:      -----------------------------------------------------------------
               8.   Shared Dispositive Power
                    NONE
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         1,406,125

--------------------------------------------------------------------------------
10. Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

         12.5%

--------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)

         IN

--------------------------------------------------------------------------------

Item 1.   (a)   Name of issuer:                             US Telesis Holdings, Inc.
          (b)   Address of Issuer's                         PO Box 415
                Principal Executive Office                  Boston, MA  02117

Item 2.   (a)   Name of person filing:                      Nicholas C. Rigopulos
          (b)   Address of Principal Business Office        C/O US Telesis Holdings, Inc.
                or if None, Residence                       PO Box 415
                                                            Boston  MA  02117

          (c)   Citizenship:                                MA
          (d)   Title of Class of Securities:               US Telesis Holdings, Ltd.
                                                              Common Stock

          (e)   CUSIP Number:                               903447 10 0

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CUSIP NO. 903447 10 0

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         (a) [ ] Broker or dealer registered under section 15 of the Act.
         (b) [ ] Bank as defined in section 3(a)(6) of the Act.
         (c) [ ] Insurance company as defined in section 3(a)19 of the Act.
         (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940
         (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)
                 (ii)(E);
         (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
         (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);
         (h) [ ] A savings associations as defined in Section 3(b) of the
                 Federal Deposit Insurance Act (12 U.S.C. 1813);
         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3):
         (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4.           Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned:                                                     1,406,125
         (b)      Percentage of class:                                                               12.5%
         (c)      Number of shares as to which such person has:
                  (i)    Sole power to vote or to direct the vote                                1,406,125
                  (ii)   Shared power to vote or to direct the vote                                      -
                  (iii)  Sole power to dispose or to direct the disposition of                   1,406,125
                  (iv)   Shared power to dispose or to direct the disposition of                         -


Item 5.           Ownership of Five Percent or Less of a Class:

                  N/A


Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                  N/A

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CUSIP NO. 903447 10 0

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

                  N/A

Item 8.           Identification and Classification of Members of the Group:

                  N/A

Item 9.           Notice of Dissolution of Group:

                  N/A

Item 10.          Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   May 4, 2005
                                              NICHOLAS C. RIGOPULOS

                                               By:   /S/ NICHOLAS C. RIGOPULOS
                                                     -------------------------
                                                     NICHOLAS C. RIGOPULOS